FOR IMMEDIATE RELEASE         May 28, 2003
                              Contact:  Rosemarie Faccone
                                        732-577-9997


     UNITED MOBILE HOMES, INC. ANNOUNCES NEW ACQUISITION


          Freehold, New Jersey, May 28, 2003 - United Mobile Homes, Inc., (AMEX:UMH) announced the acquisition on May 15, 2003, by its subsidiary, United Mobile Homes of Buffalo, Inc., a New York corporation, of Northway Manor Mobile Home Park in West Monroe, New York. This community consists of 150 manufactured home sites of which 65 are currently occupied. This community was purchased from MSCI 1998-CF1 West Monroe, LLC, a New York limited liability company, for a purchase price of approximately $900,000. UMH has renamed the park, Woodland Manor.

           This acquisition increases the number of home sites to over 6,000, and the number of communities to a total of 26 in New York, New Jersey, Pennsylvania, Ohio and
Tennessee.

          United Mobile Homes, Inc. is a publicly-owned real estate investment trust whose primary business is the ownership and operation of manufactured home communities, leasing manufactured home spaces to private manufactured home owners, and leasing homes to residents. In addition, the Company owns a portfolio of REIT securities. United Mobile Homes, Inc. has been in operation since 1968, operating as a public company since 1985.